EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Pac-West Telecomm, Inc.

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-103929 and 333-118184) and S-3 (No. 333-114477) of our report dated February 13, 2004, with respect to the consolidated balance sheet of Pac-West Telecomm, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows and the related financial statement schedule for each of the years in the two-year period ended December 31, 2003, which report appears in the 2004 Annual Report on Form 10-K of Pac-West Telecomm, Inc.

      /s/ KPMG LLP

Mountain View, California
March 30, 2005